Exhibit 99.01

For Immediate Release	Investor Contact: Richard Lindermanis
903-595-4139
ral@pegasienergy.com

Pegasi Energy Resources Corporation Announces the Election of Dr. Oliver C. Waldron to the Board of Directors as Chairman

Tyler, Texas, August 19, 2011/PrimeNewswire/ - Pegasi Energy Resources Corp. (OTCBB: PGSI) (the “Company”), an East Texas based oil and gas exploration and production company headquartered in Tyler, Texas, today announced the election of Dr. Oliver C. Waldron as Chairman of the Board.

Dr. Waldron has over 30 years of experience in oil and gas exploration around the world.  He was the founder and Chairman of Dragon Oil plc., which he took from being a junior oil and gas exploration company to being listed on the London Stock Exchange and raised over $700 million for exploration and development projects.  Dragon oil explored for oil and gas on in North and South America, Middle East and Far East and produced oil and gas in the US, Gulf of Thailand, Offshore UK.  Dr. Waldron negotiated an agreement with the Government of Turkmenistan in 1994 to allow Dragon Oil to develop the abandoned Zhadanov field in the Caspian Sea. Dr Waldron retired from Dragon Oil in 2000 after the Emirates National Oil Company Limited (ENOC), a company ultimately owned by the Government of Dubai, acquired a controlling interest.  In 2000, the Caspian field had developed independently estimated proven and probable reserves at 600 million barrels and 5 trillion cubic feet of gas.

Dr. Waldron also was the co-founder of Celtic Resources plc., a spinoff of Dragon Oil that was listed on the Dublin and London Stock Exchange.  Dr. Waldron is Chairman of Caspian Oil Resources Limited, Gibraltar, and has served as a consultant on oil and gas projects in the Caspian Region. A graduate of University College Cork, Dr. Waldron holds a B Sc. In Mathematics and Physics, an M Sc. In Physics, and a Doctorate in Nuclear Physics from the University of Oxford.

Mr. Michael Neufeld, President and CEO of Pegasi said; “We are pleased and honored to have Dr. Waldron join our Board.  Dr. Waldron brings considerable industry experience to the Company from many aspects of the oil and gas business, which are directly relevant to our on-going development program. We look forward to working with him.”

Mr. Neufeld was the acting Chairman but will retain the positions of President and CEO of the Company.

About Pegasi Energy Resources Corporation

Pegasi Energy Resources Corporation is an organic growth-oriented independent oil and gas exploration and production company, headquartered in Tyler, Texas. Pegasi is focused on a repeatable, low geological risk, high potential project in the active East Texas oil and gas region. The Company’s strategy is focused on establishing a portfolio of drilling opportunities to exploit undeveloped reserves to grow production, as well as undertaking exploration to grow future reserves. Additional information concerning Pegasi Energy is available at www.pegasienergy.com.

Forward Looking Statements

The statements in this press release regarding Pegasi Energy’s expectations with respect to the timing of testing and drilling operations, transportation of crude oil, and the construction of the pipeline, the ability of Pegasi Energy to plan a full field development, including additional drilling, facilities and pipeline to handle new production as appropriate through 2011, and the expectation as to sources of funding, are ‘forward-looking statements’ within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934. Although these forward-looking statements reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, in the case of these forward-looking statements: unexpected delays in drilling or pipeline or other transportation infrastructure completion due to equipment failure or other unforeseen reasons; unforeseen events, such as unexpected difficulties in drilling or unexpected discoveries, may cause Pegasi Energy to reallocate resources, which may delay drilling, surveys, design plans, transportation infrastructure development and production or alter the mix of development drilling and exploration drilling in Pegasi Energy’s portfolio; and unexpected costs may decrease funds available to carry out Pegasi Energy’s plans described in this press release, which could delay or prevent execution of these plans. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Pegasi Energy assumes no obligation to update these forward-looking statements to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Pegasi Energy’s actual results may vary materially from those expected or projected.

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